Exhibit 99.1

July 23, 2015

A. O. Smith reports record earnings on strong global sales growth; raises full year EPS guidance over 10 percent

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record second quarter net earnings of $71.1 million or $.79 per share on record second quarter sales of $653.5 million. Net earnings in the quarter ended June 30, 2014, were $57.3 million or $.63 per share, which included after-tax non-operating pension costs of $3.0 million or $.03 per share.

Second quarter sales grew 10 percent compared with $595.4 million of sales during the same period in 2014 due to higher prices in North America, higher boiler sales in the U. S. and continued demand for the company’s water heating and water treatment products in China.

“We have successfully navigated through the NAECA III regulatory transition. Our team is continuing to provide our customers with the support they need as the market acclimates to the NAECA III compliant water heaters,” Ajita G. Rajendra, chairman and chief executive officer, observed. “Our 15 percent growth in China continues to be resilient and outperform China’s overall GDP growth,” Rajendra continued.

North America segment

Second quarter sales for the North America segment, which includes U.S. and Canadian water heaters and boilers, increased eight percent to $442.7 million compared with second quarter 2014 sales of $410.1 million driven by price increases effective in April for both residential and commercial water heaters. Higher sales of boilers in the U.S. also contributed to the increase.

Segment operating earnings of $86.0 million were 36 percent higher than the $63.2 million earned in the second quarter last year. The favorable impact from higher prices in the U.S. and Canada, higher boiler sales and lower steel costs was partially offset by $4.0 million of expected incremental enterprise resource planning (ERP) costs. As a result, second quarter 2015 operating margin of 19.4 percent was higher than the second quarter 2014 operating margin of 15.4 percent. Second quarter 2014 segment operating earnings included pre-tax non-operating pension costs of $3.9 million.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased 14 percent in the second quarter of 2015 to $221.3 million. Continued strong customer demand for the company’s premium water heating and water treatment products drove China sales 15 percent higher.

Operating earnings for this segment were $30.9 million compared with $29.3 million earned in the 2014 second quarter due to higher profits in China. Second quarter 2015 operating margin of 14.0 percent was lower than the 15.1 percent operating margin in 2014. The reduction in margin was due to higher selling and advertising costs as a percentage of sales in China, including promotion related to the company’s new air purifier products, and larger expenditures in India to support the launch of water treatment products.

Share Repurchase and Other Items

During the first half of 2015, the company repurchased approximately 730,000 shares of common stock at a total cost of $47 million. Approximately 1.8 million shares remained on the existing discretionary authority at the end of June 2015.

Due to the projected improvement in earnings and cash flow, the company anticipates it will spend approximately $125 million to repurchase shares in 2015, an increase from the $100 million estimated earlier this year. This is consistent with the company’s stated objective to maintain its net cash position at a level similar to the end of last year, or $320 million, and depends on factors such as stock price, working capital requirements and alternative investment opportunities.

Total debt as of June 30, 2015, was $279.6 million, resulting in leverage of 16.3 percent as measured by the ratio of total debt to total capital. Cash and investments, which are located outside the U. S., totaled $552.4 million at the end of the second quarter.

The company’s effective income tax rate for the first six months of 2015 of 30.4 percent was higher than its effective income tax rate of 27.5 percent for the first six months of 2014 primarily due to a change in geographic earnings mix. The company anticipates its effective income tax rate for the full year of 2015 will be similar to the effective income tax rate for the first six months of 2015.

2015 Outlook

“We had a very strong first half of the year, primarily driven by continued success in our U. S. business,” commented Rajendra. “We expect an improvement in full year residential and commercial water heater demand in the U. S. compared with last year, as well as continued lower material costs.”

“We believe sales of Lochinvar branded products are on track to grow 10 percent, again this year. We expect sales in China to grow twice the rate of China’s GDP growth in 2015. We estimate our organic worldwide revenue growth will be over 11 percent in 2015.”

“Based on these factors, we are increasing our EPS guidance for 2015. We believe A. O. Smith Corporation will achieve full-year earnings of between $3.04 and $3.09 per share, which excludes the potential impact from future acquisitions.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement or maintain pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a further slowdown in the growth rate of the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration in the U. S., Canada and China. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$653.5	$595.4	$1,272.0	$1,147.6
Cost of products sold	390.2	379.2	779.5	735.5

Gross profit	263.3	216.2	492.5	412.1

Selling, general and administrative expenses	160.3	137.4	307.5	268.3
Interest expense	2.5	1.4	4.4	2.8
Other income	(2.7)	(1.2)	(5.4)	(2.5)

Earnings before provision for income taxes	103.2	78.6	186.0	143.5
Provision for income taxes	32.1	21.3	56.5	39.5

Net earnings	$71.1	$57.3	$129.5	$104.0

Diluted earnings per share of common stock	$0.79	$0.63	$1.44	$1.14

Average common shares outstanding (000’s omitted)	89,825	91,156	89,995	91,559

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30,	December 31,
	2015	2014
ASSETS:

Cash and cash equivalents	$248.1	$319.4
Marketable securities	304.3	222.5
Receivables	528.5	475.4
Inventories	233.4	208.3
Deferred income taxes	41.6	40.5
Other current assets	44.1	52.9

Total Current Assets	1,400.0	1,319.0

Net property, plant and equipment	433.4	427.7
Goodwill and other intangibles	725.3	737.3
Other assets	31.1	31.3

Total Assets	$2,589.8	$2,515.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$369.2	$393.8
Accrued payroll and benefits	62.1	70.3
Accrued liabilities	91.9	85.1
Product warranties	42.5	42.3
Debt due within one year	13.4	13.7

Total Current Liabilities	579.1	605.2

Long-term debt	266.2	210.1
Pension liabilities	122.9	133.1
Other liabilities	185.1	185.6
Stockholders’ equity	1,436.5	1,381.3

Total Liabilities and Stockholders’ Equity	$2,589.8	$2,515.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended
	June 30,
	2015	2014
Operating Activities
Net earnings	$129.5	$104.0
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	31.6	29.6
Pension expense	—	13.2
Loss on disposal of assets	0.2	0.4
Net changes in operating assets and liabilities:
Current assets and liabilities	(98.5)	(55.1)
Noncurrent assets and liabilities	(4.0)	(1.2)

Cash Provided by Operating Activities - continuing operations	58.8	90.9
Cash Used in Operating Activities - discontinued operations	(0.6)	(1.1)

Cash Provided by Operating Activities	58.2	89.8

Investing Activities
Capital expenditures	(31.0)	(50.8)
Investment in marketable securities	(237.7)	(110.3)
Net proceeds from sale of marketable securities	156.1	110.4

Cash Used in Investing Activities	(112.6)	(50.7)

Financing Activities
Debt incurred	57.2	58.5
Common stock repurchases	(47.3)	(60.8)
Net proceeds from stock option activity	7.2	3.6
Dividends paid	(34.0)	(27.4)

Cash Used In Financing Activities	(16.9)	(26.1)

Net (decrease) increase in cash and cash equivalents	(71.3)	13.0
Cash and cash equivalents - beginning of period	319.4	380.7

Cash and Cash Equivalents - End of Period	$248.1	$393.7

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales
North America	$442.7	$410.1	$871.9	$798.6
Rest of World	221.3	193.6	417.2	366.4
Inter-segment sales	(10.5)	(8.3)	(17.1)	(17.4)

	$653.5	$595.4	$1,272.0	$1,147.6

Earnings
North America	$86.0	$63.2	$157.2	$118.5
Rest of World	30.9	29.3	57.1	54.4

	116.9	92.5	214.3	172.9

Corporate expense	(11.2)	(12.5)	(23.9)	(26.6)
Interest expense	(2.5)	(1.4)	(4.4)	(2.8)

Earnings before income taxes	103.2	78.6	186.0	143.5

Tax provision	32.1	21.3	56.5	39.5

Net earnings	$71.1	$57.3	$129.5	$104.0